Exhibit 3.1

FF EAI ROBOTICS ECOSYSTEM INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C NON-VOTING CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Jay Sheng, does hereby certify that:

1. The undersigned is the President of FF EAI Robotics Ecosystem Inc. (formerly known as AIxCrypto Holdings, Inc.), a Delaware corporation (the “Corporation” or the “Company”).

2. The Corporation is authorized to issue up to 15,000,000 shares of preferred stock, of which 4,723 are issued and outstanding immediately prior to the issuance of shares of the series designated hereby.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of Fifteen Million (15,000,000) shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to Series C Non-Voting Convertible Preferred Stock, a series of the preferred stock, which shall consist of 65,475 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of Series C Non-Voting Convertible Preferred Stock, a series of preferred stock, in exchange for property pursuant to the Transaction Agreement, and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF SERIES C NON-VOTING CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Business Day” means a calendar day on which banks are open for business in each of the States of New York and Delaware.

1

“Closing” means the closing of the transactions contemplated by the Transaction Agreement.

“Closing Date” means the date on which the Closing occurs.

“Commission” or the “SEC” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Date” shall have the meaning set forth in Section 5(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” means a merger, consolidation, reclassification or compulsory exchange in which the Common Stock is exchanged for securities, cash or other property.

“Holder” or “Holders” means the registered holder or holders of the Preferred Stock.

“Liquidation” shall have the meaning set forth in Section 4.

“Lock-up Agreement” means that certain lock-up agreement to be entered into in connection with the Transaction Agreement by the Seller Parties (as defined in the Transaction Agreement) and any Persons joining that agreement in favor of the Corporation, as amended or waived in accordance with its terms.

“Notice of Conversion” shall have the meaning set forth in Section 5(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means the Series C Non-Voting Convertible Preferred Stock of the Corporation.

“Securities” means the Preferred Stock and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 5(c)(i).

2

“Stockholder Approval” means the requisite approval of the Corporation’s stockholders, in accordance with applicable law, the Corporation’s Certificate of Incorporation and applicable Nasdaq Listing Rules, including Rules 5635(a), (b) and (d), as applicable, of the issuance of the consideration securities under the Transaction Agreement and the Common Stock issuable upon conversion of the Preferred Stock, and any amendment to the Corporation’s Certificate of Incorporation required to authorize sufficient shares to effect the foregoing.

“Stockholder Approval Effective Time” means the first time at which the Corporation may effect the corporate actions approved by the Stockholder Approval following compliance with Regulation 14C under the Exchange Act, including the expiration of the applicable twenty (20) calendar day period under Rule 14c-2, and the effectiveness of any required amendment to the Corporation’s Certificate of Incorporation.

“Transaction Agreement” means that certain transaction agreement, dated as of October 12, 2026, by and among Smart Technology Holdings Ltd., Faraday Future Intelligent Electric Inc. (“FFAI”), the Corporation, FF EAI Robotics Inc. and FFR Acquisition Sub LLC, as amended, modified or supplemented from time to time in accordance with its terms.

“Support Agreement” means that certain support agreement to be entered into in connection with the Transaction Agreement by and among the Corporation, FFAI, Yueting Jia and Jiawei Wang, as amended or waived in accordance with its terms.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means the Nasdaq Capital Market of The Nasdaq Stock Market LLC or any successor principal securities exchange on which the Common Stock is listed for trading.

“Transaction Documents” means this Certificate of Designation, the Transaction Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Transaction Agreement.

“Transfer Agent” means Equiniti Trust Company, LLC and any successor transfer agent of the Corporation.

Section 2. Dividends. Each share of Preferred Stock shall be entitled to receive dividends on an as-converted basis, without preference and pari passu with shares of Common Stock, subject to the rights of any class or series of preferred stock of the Corporation that is expressly senior to the Preferred Stock with respect to dividends, as and when the Corporation declares a dividend on the Common Stock. No preferential or cumulative dividend, interest or accretion shall accrue on the Preferred Stock. Any distribution of shares or other securities shall remain subject to Section 5(d).

Section 3. Voting Rights. Except as otherwise required by the Delaware General Corporation Law, the Preferred Stock shall have no voting rights and shall not vote with the Common Stock on an as-converted basis or otherwise. Except for any separate class vote mandatorily required by the Delaware General Corporation Law, no Holder shall be entitled, by reason of holding Preferred Stock, to vote on or consent to the Stockholder Approval.

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall participate, without preference and pari passu with holders of Common Stock, subject to the rights of any class or series of preferred stock of the Corporation that is expressly senior to the Preferred Stock with respect to distributions upon liquidation, dissolution or winding up, in the assets available for distribution to holders of Common Stock, based on the number of shares of Common Stock into which the Preferred Stock would be convertible immediately before such Liquidation, disregarding the conversion limitations solely to calculate such participation. A Fundamental Transaction shall not be deemed a Liquidation solely by reason of being a Fundamental Transaction. The Corporation shall deliver written notice of any such Liquidation to each Holder in accordance with Section 11(a) not less than [ten (10)] days prior to the payment date stated therein.

3

Section 5. Conversion.

a) Conversions at Option of Holder. At the option of the Holder holding a majority of shares of Preferred Stock then issued and outstanding but in any case subject to Sections 5(d) and 11(b), all (but no less than all) shares of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date into 65,474,624 shares of Common Stock, as may be adjusted pursuant to Section 7 during the period from the Original Issue Date and the Conversion Date (as defined below). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (the “Notice of Conversion”). The Notice of Conversion shall specify the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall deliver the certificate representing all shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock shall be canceled and shall not be reissued.

b) Reserved.

c) Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion. Not later than two (2) Trading Days after the Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon conversion of the Preferred Stock. Delivery shall be in book-entry or certificated form, or electronically through The Depository Trust Company or another established clearing corporation performing similar functions if available and permitted under applicable securities laws. Restrictive legends shall be retained or removed in accordance with applicable securities laws and the Transaction Agreement.

ii. Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

iii. Obligation to Deliver. Subject in all cases to Section 5(d), the Corporation shall issue and deliver the Conversion Shares upon conversion in accordance with this Certificate of Designation. No provision hereof shall require or permit issuance in violation of applicable law or the rules of the Trading Market. No liquidated damages, default interest, premium, cash settlement or enhanced conversion right shall arise under this Certificate of Designation by reason of a conversion being prohibited or delayed under Section 5(d).

4

iv. Reserved.

v. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that, subject to receipt of the Stockholder Approval, it will reserve and keep available out of its authorized and unissued shares of Common Stock, for the sole purpose of issuance upon conversion of the Preferred Stock, not less than the aggregate number of shares of Common Stock issuable upon conversion of the then outstanding shares of Preferred Stock, taking into account adjustments under Section 7 and disregarding the conversion limitations solely for purposes of determining the required reserve; provided that nothing in this Section 5(c)(v) shall permit any issuance prohibited by Section 5(d). All shares of Common Stock so issued shall be duly authorized, validly issued, fully paid and nonassessable.

vi. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon conversion of the Preferred Stock. The aggregate number of Conversion Shares issuable pursuant to Section 5(a) shall be rounded down to the nearest whole share. No cash settlement shall be payable in lieu of a fractional share.

vii. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. In the event that the Holder requests same-day processing for a Notice of Conversion, such Holder shall pay all Transfer Agent fees required for such same-day processing and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

d) Stockholder Approval; Absolute Blocker. Notwithstanding anything to the contrary in this Certificate of Designation or any Transaction Document, (i) no Common Stock or Preferred Stock shall be issued in excess of the amount authorized by the Corporation’s Certificate of Incorporation or the maximum amount permitted without the requisite stockholder approval under applicable Nasdaq Listing Rules, including Rules 5635(a), (b) and (d), as applicable, and (ii) no Preferred Stock shall be convertible into Common Stock, and no voting rights arising from such conversion may be exercised, unless and until Stockholder Approval has been obtained and the Stockholder Approval Effective Time has occurred. This blocker is absolute and applies to the Seller Parties (as defined in the Transaction Agreement), their Affiliates and all subsequent holders, including upon any upstream distribution, transfer or pledge. No cash settlement, waiver or other arrangement may circumvent this blocker, and any amendment of this Section 5(d) shall be effected only in accordance with the Delaware General Corporation Law and the rules of the Trading Market.

Section 6. Reserved.

5

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions that are payable in shares of Common Stock on shares of Common Stock (which, for the avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of the Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the number of Conversion Shares issuable pursuant to Section 5(a) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Any distribution received or receivable by a Holder (including any distribution held in abeyance) pursuant to Section 2 or Section 7(d) shall not also give rise to an adjustment under this Section 7(a) with respect to the same Preferred Stock to the extent that would duplicate the economic benefit of that distribution.

b) Reserved.

c) Reserved.

d) Pro Rata Distributions. During such time as the Preferred Stock is outstanding, any dividend or other distribution on the Common Stock shall be governed by Section 2, without duplication. Any securities otherwise distributable in excess of the limitations in Section 5(d) shall be held in abeyance for the applicable Holder until, and only to the extent that, delivery is permitted under those provisions, without any cash substitute or preferential return.

e) Reserved.

f) Reserved.

g) Notice to the Holders.

i. Reserved.

ii. Notice of Corporate Actions. The Corporation shall provide Holders with such notice of any corporate action affecting the Preferred Stock as is required by applicable law and shall comply with its applicable disclosure obligations under the Exchange Act.

Section 8. Reserved.

Section 9. Reserved.

Section 10. Redemption. The Preferred Stock shall not be redeemable at the option of any Holder or the Corporation, and no redemption premium, default interest or other special economic right shall attach to the Preferred Stock.

Section 11. Miscellaneous.

a) Notices. All notices and other communications or deliveries hereunder, including any Notice of Conversion, shall be in writing and shall be deemed given (i) when delivered personally, (ii) one Business Day after being sent by reputable overnight courier, charges prepaid, or five days after being mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) when sent by facsimile before 5:00 p.m. New York time on a Business Day, or (iv) on the date sent by email during normal business hours of the recipient, and on the next Business Day if sent after normal business hours. Notices to the Corporation shall be addressed to FF EAI Robotics Ecosystem Inc., 1990 E. Grand Ave., El Segundo, California 90245, email: legal@aixcrypto.ai, and notices to a Holder shall be sent to its address or electronic contact information appearing on the Corporation’s books, or such other address or contact as the recipient designates by prior written notice. Notices under the Transaction Agreement, including its requirements for copies to counsel, remain governed by Section 12.6 thereof.

6

b) No Circumvention. All rights and obligations under this Certificate of Designation are subject to Section 5(d). Nothing herein shall confer any right to interest, a preferential dividend, a redemption payment or any other special economic right, or permit a cash settlement or other arrangement that circumvents Section 5(d). This Certificate of Designation does not amend or waive any contractual right or obligation under the Transaction Agreement, the Lock-up Agreement, the Support Agreement or any applicable investor rights agreement, including any registration or consent rights. Such rights remain governed by the applicable agreement, subject to the absolute blocker in Section 5(d).

c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, if requested by the Corporation, an indemnity or bond in accordance with Section 167 of the Delaware General Corporation Law.

d) Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions. Any proceeding based upon, arising out of, in connection with or relating to this Certificate of Designation or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. The Corporation and each Holder irrevocably and unconditionally consent and submit to the exclusive jurisdiction of such courts, waive any objection to personal jurisdiction, venue or convenience of forum, and agree not to bring any such proceeding in any other court. Nothing herein affects the right to serve process in any manner permitted by law or to bring proceedings in another jurisdiction to enforce a judgment obtained in a proceeding brought in accordance with this Section 11(d). THE CORPORATION AND EACH HOLDER IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH PROCEEDING.

e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing. No waiver shall circumvent Section 5(d).

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

g) Next Business Day. If the last or appointed day for taking any action or exercising any right hereunder is not a Business Day (or, where the applicable provision expressly refers to Trading Days, a Trading Day), such action may be taken or such right may be exercised on the next succeeding Business Day (or Trading Day, as applicable).

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

7

RESOLVED, FURTHER, that the chairman of the board of directors, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 23rd day of October, 2026.

/s/ Jay Sheng
Name: Jay Sheng
Title: President

8

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES C NON-VOTING CONVERTIBLE PREFERRED STOCK)

The undersigned hereby elects to convert all (but no less than all) shares of Series C Non-Voting Convertible Preferred Stock into shares of common stock, par value $0.001 per share (the “Common Stock”), of FF EAI Robotics Ecosystem Inc. (formerly known as AIxCrypto Holdings, Inc.), a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Transaction Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes and the fees expressly payable by the Holder under Section 5(c)(vii). The requested conversion is subject in all cases to Section 5(d) and the applicable contractual restrictions preserved by Section 11(b) of the Certificate of Designation.

Conversion details:

Date to Effect Conversion:
Number of shares of Preferred Stock owned prior to Conversion: 65,475
Number of shares of Preferred Stock to be Converted: 65,475

Stockholder Approval Effective Time:
Confirmation that the proposed conversion complies with Section 5(d):
Number of shares of Common Stock to be Issued: 65,474,624 (as adjusted pursuant to Section 7)
Address for Delivery:
Or

DWAC Instructions:

Broker no: ______________

Account no: _______________
Name of Entity Holder______________ (Please Print)

By:
Name:
Title:

Name of Individual Holder______________ (Please Print)

______________________ (Signature of Individual Holder)

9